Exhibit 10.1

April 7, 2023

Michael Bonello

[***]

[***]

Dear Michael,

As you know we’re on a journey to create the industry’s leading biopharmaceutical solutions organization. To that end, on behalf of the Board and all of us who’ve been engaged in the conversation, I’m delighted to offer you the position of Chief Financial Officer reporting to Michelle Keefe, CEO.

We’re confident that your contributions will shape the business, drive performance and actualize our vision of Shortening the Distance from Lab to Life. I know you’re going to find your Executive Team members a collaborative and committed set of peers.

We have discussed that you will be based out of our Morrisville, NC Headquarters. This offer is contingent upon your execution of the Company’s Employee Confidentiality and Restrictive Agreement and Mutual Arbitration Agreement (which will be available for your execution in the Taleo System) and successful completion of our background investigation to include a drug screen, reference checking and a check of educational and employment credentials.

Assuming favorable results from the above, your target start date will be July 1, 2023. Your annual base salary will be $700,000 US Dollars (USD), less applicable taxes and withholding amounts. You will be eligible to participate in the Syneos Health Management Incentive Plan (MIP). The MIP provides eligible employees an annual cash incentive for achieving performance goals established annually, at the discretion of the Board of Directors. Your annual MIP target for 2023 will be $630,000 US Dollars (USD). MIP payouts can potentially range from zero to 200% of your target. Your eligibility for an incentive payment is determined by your actual date of hire.

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Summary of Employment Offer Key Terms

Compensation Element	Amount
Base Salary	$700,000
Management Incentive Plan	Target is 90% of Base Salary ($630,000)
Long Term Incentive Plan	Target is 2,170,000*
Total	$3,500,000
First Sign-On Equity Grant Value	$2,170,000**
Second Sign-On Equity Grant Value	$1,500,000***

*

Long Term Incentive (LTI) awards are granted as part of the normal Syneos Health equity award cycle, which typically occurs in the first quarter of each year. You will receive your first LTI award in the first quarter of 2024. LTI awards are subject to annual review and approval by the Syneos Health Board of Directors and consist of 50% Restricted Stock Units (RSUs) and 50% Performance Restricted Stock Units (PRSUs). RSUs vest equally over three years in accordance with the terms set forth in the grant. PRSUs vest after three years based on performance against EPS and ROIC targets established for the three-year performance period (vesting can range from 0% to 150% of PRSUs granted).

**

First Sign-On Equity Grant will be issued in the form of Restricted Stock Units (RSUs) that vest equally over a three-year period in accordance with the terms set forth in the award agreement. If you commence employment with the Company on July 1, 2023, then the First Sign-On Equity Grant will be awarded to you on July 15, 2023.

***	Second Sign-On Equity Grant will be issued in the form of Restricted Stock Units (RSUs) on March 15, 2024. This grant will have 2-year cliff vesting.

You are eligible to participate in the Company’s Executive Severance Plan during your employment with the Company. This Plan provides severance benefits if your employment is terminated by the Company for any reason other than death, disability or Cause, or you resign for Good Reason (as those terms are defined by the Plan).

You are required to provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. By signing below, you represent that you have already advised the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers.

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We greatly look forward to having you join our Company and becoming a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representation may be considered a contract for any definite or specific period of time.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. Should you have any questions about starting with the Company, please do not hesitate to contact me or Catherine Baritell directly. We are happy to assist in making your employment transition as smooth as possible. Congratulations and welcome to Syneos Health.

Sincerely,

/s/ Jon Olefson
Jon Olefson
General Counsel

By:	/s/ Michael Bonello	Date: 4/14/2023
Name: Michael Bonello

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